Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Medis Technologies Ltd. 1999 stock option plan of our report dated February 25, 2003, with respect to the consolidated financial statements of Medis Technologies Ltd. included in the Annual Report (Form 10-K) for the year ended December 31, 2002.

/s/ Ernst & Young LLP

New York, New York
May 23, 2003